EXHIBIT 21


                                             State of Incorporation

     Subsidiaries of Indiana Gas
       Company, Inc. (Parent) -
        Richmond Gas Corporation,
         d/b/a Indiana Gas Company, Inc.           Indiana
        Terre Haute Gas Corporation,
         d/b/a Indiana Gas Company, Inc.           Indiana